Exhibit 10.3

EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

WILLIAM J. DAVIS

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of July 30, 2010 (the “Amendment Date”), by and between Allscripts-Misys Healthcare Solutions, Inc. (“Company”) and William J. Davis (“Executive”).

WHEREAS, Company and Executive entered into an Employment Agreement dated March 17, 2008 (the “Employment Agreement”); and

WHEREAS, Company and Executive desire to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows effective as of the Amendment Date:

1. The foregoing recitations shall form a part of this Amendment and are incorporated herein verbatim by reference. Unless otherwise indicated, capitalized terms shall have the same meaning as referenced in the Employment Agreement.

2. Section 3.1 is amended by replacing “$425,000” with “$500,000”.

3. Section 3.2.1 is replaced in its entirety with the following:

3.2.1 Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). Payment of any Performance Bonus will be subject to the sole discretion of the Board or a committee of the Board in consultation with the Chief Executive Officer, and the amount of any such Performance Bonus will be determined by, and based upon criteria selected by, the Board or such committee in consultation with the Chief Executive Officer. Based upon the foregoing exercise of discretion, Executive’s target Performance Bonus shall be one hundred percent (100%) of his Base Salary (the “Target Performance Bonus”), but may, based on performance, exceed such amount. Performance Bonuses shall be paid according to the terms of the bonus plan or program in which Executive participates from time to time; provided, however, in the event of a change in Fiscal Year, the performance criteria and payment terms shall be equitably adjusted.

4. Section 3.3.5 is replaced in its entirety with the following:

3.3.5 To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and directors’ and officers’ insurance coverage, to the extent made available to other senior executives, in accordance with the Bylaws and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in his capacity as a senior executive of Company.

5. Section 3.6 is replaced in its entirety with the following:

3.6 [Reserved.]

6. Section 3.7 is replaced in its entirety with the following:

3.7 Payment upon a Change of Control with No Comparable Job. If a Change of Control occurs, and, prior to the Change of Control, Company or representatives of the third party effecting the Change of Control (as applicable) do not offer Executive a Comparable Job following the Change of Control, then, so long as Executive has remained continuously employed from the Effective Date through the date of the Change of Control, whether or not Executive continues to be employed by Company or a successor to Company following the Change of Control, then: (i) all unvested equity awards held by Executive shall fully vest upon the Change of Control, and (ii) Company shall pay Executive, within ten (10) days following the Change of Control, a lump sum equal to two (2) times the sum of Executive’s Base Salary and Target Performance Bonus. The term “Comparable Job” means employment following the Change of Control (x) with substantially the same duties and responsibilities as were held by Executive prior to the Change of Control, (y) at the same location at which Executive provides services prior to the Change of Control or a location within fifty (50) miles of such location and (z) at the same or increased Base Salary and Target Performance Bonus levels as were in effect prior to the Change of Control.

7. Section 4.5.1(iii) is replaced in its entirety with the following:

(iii) upon the Termination Date (or, for awards subject to the satisfaction of a performance condition, subject to the satisfaction of such performance condition and upon the satisfaction of such performance condition, and based on the level of performance achieved) a portion of any unvested stock option, restricted stock unit or other equity award granted to Executive shall vest, which portion shall be the number of shares equal to (a) plus (b) (such sum not to exceed the number of shares that result in the full vesting of any such award) as follows:

(a) the number of shares that would have vested to Executive per the applicable award as of the one-year anniversary of the Termination Date had Executive remained continuously employed by Company through such date; plus

(b) the number of shares resulting from the following formula: (x) the number of shares of such award that would vest on the normal vesting date of such award, multiplied by (y) a fraction, the numerator of which is the number of days elapsed since the last regular vesting date of such award (or the grant date, if no portion of such award has yet vested), and the denominator of which is the number of days between the last regular vesting date (or grant date, as the case may be) and the normal vesting date.

8. Section 4.5.2 is replaced in its entirety with the following:

4.5.2 Severance Upon Termination following a Change of Control. If, within the period beginning on the date of a Change of Control through the second anniversary of the Change of Control, Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to Section 4.3, then Executive shall, subject to Section 4.7, receive the payment and benefits provided in Section 4.5.1; provided, however, that (A) in place of the twelve (12) monthly payments provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to two (2) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Performance Bonus, with such lump sum paid on the sixtieth (60th) day following the Termination Date, such amount reduced by any payment received by Executive pursuant to Section 3.7, and (B) in place of the equity vesting provided for in Section 4.5.1(iii), all unvested equity awards held by Executive shall vest upon the Termination Date.

Anything in this Agreement to the contrary notwithstanding, if (A) a Change of Control occurs, (B) Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment as a result of a Constructive Discharge, in either case within one hundred eighty (180) days prior to the date on which the Change of Control occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or events constituting Constructive Discharge was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Term of Employment and the Termination Date shall be deemed to have occurred after the Change of Control, so that Executive is entitled to the vesting and other benefits provided by this Section 4.5.2. If Executive is entitled to additional vesting of any equity awards that were cancelled as a result of Executive’s termination of employment prior to the Change of Control, Company or its successor shall deliver to Executive the consideration Executive would have received in the Change of Control had the cancelled equity awards been outstanding and vested at the time of the Change of Control. Any additional amounts due Executive as a result of the application of this paragraph to a termination prior to a Change of Control shall be paid to Executive under this Section 4.5.2. in a lump sum on the sixtieth (60th) day following the Change of Control.

9. Section 4.7 is replaced in its entirety with the following:

4.7 Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Executive pursuant to Section 4.5.1(i)-(iii) and Section 4.5.2 upon termination of Executive’s employment, Executive shall execute and deliver to Company a general release of employment claims against Company and its affiliates in a form reasonably satisfactory to Company within forty-five (45) days following the Termination Date (provided that Executive shall not be required to release any rights under this Agreement or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or any rights under any director and officer liability insurance policy maintained by Company for the benefit of Executive). In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive related to Company’s Incentive Retention Plan, any future retention or incentive plan, or under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive.

10. Section 6 is replaced in its entirety with the following:

6. [Reserved.]

11. Section 9 is replaced in its entirety with the following:

9. Indemnification. To the fullest extent permitted by applicable law, Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by Executive in connection with the defense of any lawsuit or other bona fide claim to which Executive is made a party by reason of being an officer, director or employee of Company or any of its subsidiaries. Notwithstanding the forgoing, the exercise by Executive of his rights to indemnification under this Section 9 shall not limit or otherwise affect the right of Executive to exercise his indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance maintained by Company.

12. In all other respects, the Employment Agreement is ratified and confirmed and remains in full force and effect.

Signature page follows

Signature page to Amendment to the Employment Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Amendment as of the day and year first written above.

/s/ William J. Davis
William J. Davis

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

/s/ Diane K. Adams
By:	Diane K. Adams
Title:	Executive Vice President, Culture and Talent

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